Exhibit 23.2

CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-139126 of I-many, Inc. and subsidiaries (the “Company”) of our report dated March 15, 2004 (March 16, 2006 as to the effect of the restatement discussed in Note 2 to the consolidated financial statements) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the Company’s 2003 consolidated statement of cash flows) relating to the consolidated financial statements of the Company for the year ended December 31, 2003 appearing in the Annual Reports on Form 10-K and Form 10-K/A of the Company for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

January 12, 2007